Exhibit 99.1

Thomas Properties Group Announces Pricing of Public Offering

LOS ANGELES, April 20, 2007 – Thomas Properties Group, Inc. (Nasdaq: TPGI) today announced its proposed public offering of 8,000,000 shares of its common stock has been priced at $16.00 per share to the public, an increase from the original 7,000,000 shares proposed to be offered. The Company expects to complete the sale of these shares on April 25, 2007, subject to customary closing conditions. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock on the same terms.

UBS Investment Bank, Banc of America Securities LLC and Friedman, Billings, Ramsey & Co., Inc. are joint book running managers.

When available, copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained from UBS Investment Bank (by email at clint.lauriston@ubs.com), Banc of America Securities LLC (Prospectus Fulfillment) (Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, Third Floor, New York, New York 10001, or by email at dg.prospectus_distribution@bofasecurities.com), Friedman, Billings, Ramsey & Co., Inc. (by email at prospectuses@fbr.com), or from Thomas Properties Group, Inc. (Attn: Investor Relations, 515 South Flower Street, Sixth Floor, Los Angeles, California 90071).

The offering is being made pursuant to an effective shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate operating company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures.

Forward Looking Statements

This news release contains forward-looking statements regarding expectations as to the potential consummation of a public offering. A number of risks and uncertainties could cause actual events to differ from Thomas Properties Group’s expectations indicated by these forward-looking statements. These risks are addressed in the final prospectus supplement filed together with the related base prospectus in connection with the offering as well as Thomas Properties Group’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for fiscal year ended December 31, 2006 and also Amendment no. 1 thereto on Form 10-K/A.